EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of May 30, 2003, by and between U.S. Vision, Inc., a Delaware corporation (the "Company"), and Carmen J. Nepa, III (the "Executive").

RECITALS

WHEREAS, the Executive is currently employed as Chief Financial Officer of the Company pursuant to an employment agreement by and between the Executive and the Company, dated October 22, 2001 (the "Existing Agreement"); and

WHEREAS, in connection with the acquisition of certain shares of common stock of the Company by Palisade Concentrated Equity Partnership, L.P. ("Palisade") pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of May 30, 2003 (the "Purchase Agreement") by and among the Company, Palisade and certain other parties thereto, the Company and the Executive desire to enter into this Agreement, which shall supersede and replace the Existing Agreement and govern the terms of the Executive's employment with the Company as of the Effective Date (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties do hereby mutually agree as follows:

1.	Term of Employment.

a.            Effective Date. This Agreement shall become effective as of the Closing, as such term is defined in the Purchase Agreement (the date on which such Closing occurs shall be referred to herein as the "Effective Date").

2.            Position and Responsibilities. The Company hereby agrees to employ the Executive as a member of senior management of the Company. The Executive shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company (the "Board of Directors"). Such responsibilities may include the performance by the Executive of certain services from time to time for any of the Company's subsidiaries or other affiliated companies without any additional compensation to the Executive.

3.            Compensation. As compensation for all services to be performed by the Executive under this Agreement, the Company shall compensate the Executive as follows:

a.            Base Salary. The Company shall pay the Executive an annual base salary of $217,750 during the first year of the Executive's Term of Employment and not less than for each year thereafter (the "Base Salary"). The Base Salary shall be paid monthly throughout the Term of Employment. The Board of Directors shall review the

Executive's Base Salary periodically to determine whether such amount shall be adjusted upwards in accordance with the duties and responsibilities of the Executive and the Executive's performance thereof.

b.            Bonuses. In addition to the Base Salary, the Executive may be entitled to receive an annual bonus. The date on which any such bonus shall be paid and the amount of such bonus, if any, shall be determined by the Board of Directors. The Company will establish a bonus program in which Executive will be entitled to participate. The maximum potential bonus payable under the program to Executive shall be $50,000 and shall consist of (i) a discretionary bonus in an amount of $25,000 (the "Discretionary Bonus") and (ii) a performance bonus in an amount of $25,000 (the "Performance Bonus") in accordance with the conditions set forth below. Determination of whether and when payment of the Discretionary Bonus will be made shall be in the sole discretion of the Board of Directors. The Executive shall be entitled to receive the Performance Bonus in any year in which the Company achieves at least 105% of its projected EBITDA as established at the beginning of each year (and in any event within 30 days of the date of this agreement) in consultation with management but as determined by the Board of Directors (the "Projected EBITDA"). In the event that 105% of Projected EBITDA is not achieved, then Executive shall not be entitled to receive the Performance Bonus. In the event that Executive is not employed by the Company on the day on which Executive otherwise would have been entitled to receive a Performance Bonus, Executive shall not be entitled to receive any such Performance Bonus, unless otherwise determined by the Board of Directors.

c.            Benefits and Perquisites. The Executive shall continue to be entitled to participate in the employee benefit plans of the Company and the perquisites enjoyed by other officers of Company, as presently in effect or as they may be modified from time to time.

d.            Expenses. Company shall also reimburse the Executive for all expenses properly incurred by Executive in the performance of Executive's duties hereunder in accordance with policies established from time to time by the Board of Directors.

4.	Termination.

a.            Death. In the event of Executive's death during the Term of Employment, this Agreement shall terminate immediately.

b.            Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties with the Company on a full-time basis for six months and, within 60 days after written notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate this Agreement for "Disability."

c.            Cause and Resignation for Good Reason. Company may terminate Executive's employment for Cause (as defined below). For purposes of this Agreement only, Company shall have "Cause" to terminate the Executive's employment hereunder on the basis of any of the following: (i) the Executive shall have been convicted of, or pleads guilty or nolo contendere to, a felony involving theft or moral turpitude, (ii) the Executive shall have engaged in conduct that constitutes gross neglect or willful misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or its subsidiaries or affiliates) with respect to the Executive's employment duties or (iii) the Executive's repeated material breaches of this Agreement after written notice from the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in the second sentence of this Section 4(c) and specifying the particulars thereof in detail. Executive may resign for Good Reason (as defined below) and thereupon shall be entitled to receive the severance compensation provided for in Section 7. For purposes of this Agreement, Executive's resignation for "Good Reason" shall mean the Executive's resignation is in part the result of: (i) a reduction in the Executive's Base Salary, (ii) a material reduction in the duties or responsibilities of the Executive, or (iii) a requirement that the Executive be required to relocate the Executive's principal place of employment by more than 50 miles from the Executive's principal place of employment as of the Effective Date, or (iv) a material breach of this Agreement by the Company.

d.            Termination without Cause. Company shall have the right to terminate the Executive's employment at any time "Without Cause." In the event of the termination of Executive's employment Without Cause, Executive shall be entitled to receive the severance compensation provided for in Section 7.

5.            Notice of Termination. Any termination by the Company pursuant to Section 4(b), 4(c) or 4(d) shall be communicated by a Notice of Termination (defined below) and delivered in accordance with the provisions of Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination. Any Notice of Termination delivered by the Executive and stating that the termination is for Good Reason shall be delivered in accordance with Section 10 hereof as soon as reasonably practical after the single or cumulative development of events which forms the basis of such termination has occurred.

6.            Date of Termination. For purposes of this Agreement, the "Date of Termination" shall mean the day the Executive receives a Notice of Termination hereunder from the Company or the day the Company receives a Notice of Termination from the Executive of such resignation if the Executive resigns the Executive's employment with the Company in accordance with Section 4(c).

7.            Severance Compensation upon Termination of Employment. If the Executive's employment shall be terminated by the Company or the Executive for whatever reason, other than as a result of (i) Executive's death, (ii) Executive's Disability, (iii) for Cause, or (iv) Executive's resignation without Good Reason, then the Company shall be obligated to pay to the Executive as severance the Executive's monthly Base Salary on the Date of Termination (without regard to any reductions which may form the basis of a Good Reason to resign) for a period of twelve months from the Date of Termination (each a "Monthly Severance Payment" and collectively, the "Monthly Severance Payments"). The Monthly Severance Payment shall be due and payable on or before the day of the month that Company paid the Executive the Base Salary. If, however, the Company receives written notice from the Executive of the Company's failure to pay a Monthly Severance Payment, Company shall pay to the Executive in a lump sum, in cash, an amount equal to the unpaid balance of the Monthly Severance Payments on or before the fifth day following the date the Company receives such written notice from the Executive. The Executive agrees, as a condition to receipt of any Monthly Severance Payment, that the Executive shall execute a release agreement, releasing any and all claims arising out of the Executive's employment, whether known or unknown, suspected or unsuspected, as of the Date of Termination (other than claims for enforcement of this Agreement).

8.	Confidentiality, Noncompetition and Non-Solicitation.
	a.	Confidentiality.
(i)

"Confidential Information" shall mean non-public information about the Company and its subsidiaries or their affiliates, and their respective clients and customers that is not disclosed by the Company or its subsidiaries for reporting purposes and that was learned by the Executive in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information. Confidential Information does not include information regarding the Executive's own compensation and benefits.

(ii)

Executive acknowledges that in his employment with the Company, he will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

(iii)

Executive acknowledges that all Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such Confidential Information gives the Company and its subsidiaries a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its subsidiaries or their affiliates or prepared by the Executive during the term of his employment by the Company, but excluding documents relating to the Executive's own compensation and benefits.

b.            Noncompetition. During the Executive's employment with the Company and during the eighteen month period commencing on the Date of Termination, if any, the Executive shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its affiliates or subsidiaries in any business in which any of them is engaged while the Executive is employed with Company or any managed vision care, distribution or technology business in the eye care or retail optical industry (such businesses are hereinafter referred to as the "Business"), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business.

c.            Non-Solicitation of Customers and Suppliers. During the Executive's employment with the Company and during the two year period commencing on the Date of Termination, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a "Competitor of the Company"); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 8(b) hereof, the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 8(c).

d.            Non-Solicitation of Employees. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates. The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries. The Executive agrees that, during the Executive's employment with the Company and during the two year period commencing on the Date of Termination he will not, directly or indirectly, solicit or recruit any employee of the Company or its subsidiaries or their affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or their affiliates to any other person.

e.            Remedies. In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

f.             Survival of Provisions. The obligations contained in this Section 8 shall, to the extent provided in this Section 8, survive the termination or expiration of the Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

9.            No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.

10.          Notice. For purposes of this Section 10, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law or order to remain closed. All notices and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day (as defined in the Purchase Agreement) of such delivery (as evidenced by the receipt of the personal delivery service); (b) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (c) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending Party's telecopier machine). If any notice or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 10), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

if to the Company, to:

U.S. Vision, Inc.

1 Harmon Drive

Glen Oaks Industrial Park

Glendora, NJ 08029

Attention: CEO

Telephone No.:	(856) 228-1000
Telecopy No.:	(856) 228-5577

with a copy to:

Palisade Capital Management L.L.C.

One Bridge Plaza

Suite 695

Fort Lee, NJ 07024

Attention: Eric J. Bertrand

Telephone No.:	(201) 585-7733
Telecopy No.:	(201) 585-9798

and:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Nancy A. Lieberman, Esq.

Telephone No.:	(212) 735-3000
Telecopy No.:	(212) 735-2000

if to the Executive, to:

Mr. Carmen J. Nepa, III

c/o U.S. Vision, Inc.

1 Harmon Drive

Glen Oaks Industrial Park

Glendora, NJ 08029

Telephone No.:	(856) 228-1000
Telecopy No.:	(856) 228-5577

11.         Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.          Dispute Resolution. The Company and the Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 8 hereof, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association for resolution of employment disputes then in effect. Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 8 hereof), to reasonable attorneys' fees based on a determination by the arbitrator (or, with respect to Section 8 hereof, the court) of the extent to which each party has prevailed as to the material issues raised the dispute.

13.          Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any restriction, paragraph or provision of this Agreement, including without limitation those restrictions set forth in Section 8 shall be held to be illegal or unenforceable because it is deemed excessively broad as to duration, geographic scope, activity or subject, or for any other reason, then such restriction, paragraph or provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.          Assignments; Successors. This Agreement is personal in its nature and is not assignable by the Executive. In the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

16.          Termination of Prior Agreements. Upon the Effective Date, this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive's employment and compensation by the Company, including without limitation the Existing Agreement.

17.          Headings; Inconsistency. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

U.S. VISION, INC., a Delaware corporation By: /s/ William A. Schwartz Jr. Name: William A. Schwartz Jr. Title: CEO	EXECUTIVE /s/ Carmen J. Nepa, III Carmen J. Nepa, III

[Employment Agreement – Nepa]

November 22, 2004

VIA TELECOPY (856) 232-1848 & EXPRESS MAIL

Carmen Nepa

U.S. Vision, Inc.

1 Harmon Drive

Glendora, NJ 08029

Re:	Employment Agreement ("Employment Agreement") dated May 30, 2003, between Carmen Nepa and U.S. Vision, Inc. ("USV")

Dear Carmen:

Let this letter serve to confirm that Article 1 b of the Employment Agreement is hereby amended to read in its entirety as follows:

b.            Term. This Agreement shall, subject to Sections 4 and 5 hereof, remain in effect until May 30, 2006 and shall be automatically and repeatedly renewed for successive one year terms unless either party provides the other written notice of termination not less than 60 days prior to the April 1 preceding such renewal date, commencing April 1, 2006 (the "Term of Employment").

Except as modified herein, the Employment Agreement shall remain in full force and effect.

Kindly indicate your agreement by signing and returning the one copy of this letter whereupon it shall constitute a binding amendment to the Employment Agreement.

Sincerely yours,

/s/ Brian M. Lidji

Brian M. Lidji

As the authorized agent of

U.S. Vision, Inc.

Agreed:

/s/ Carmen Nepa

Carmen Nepa

c: U.S. Vision, Board of Directors